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                                                                    EXHIBIT 99.1


              [INNOVATIVE GAMING CORPORATION OF AMERICA LETTERHEAD]





WEDNESDAY APRIL 25, 2001
PRESS RELEASE

SOURCE: Innovative Gaming Corporation of America

             IGCA ANNOUNCES PRELIMINARY 1ST QUARTER OF 2001 RESULTS

 HIGHLIGHTS INCLUDE INCREASED SALES AND CONTINUATION OF POSITIVE EARNINGS TRENDS

LAS VEGAS, NV., APRIL 25TH /PRNEWSWIRE/ -- INNOVATIVE GAMING CORPORATION OF AMERICA (NASDAQ: IGCA - NEWS) today announced the preliminary results for the first quarter of 2001, ending March 31st. The Company's sales increased by 55.69% to $2,161,000 for the first quarter of 2001, in comparison to $1,388,000 for the first quarter of 2000. Income from operations increased to $270,000, from a loss from operations of $920,000 in the first quarter of 2000. These results do not include non-cash items such as accretions for preferred stock issued in the first quarter 2001.

Roland Thomas the Company's Chief Executive Officer, commented: "I am very excited to announce the positive results for the first quarter of 2001 as they prove the continuing demand for IGCA's present products. The Company continues to see strong demand across all its product lines. The first quarter of 2001 is our third consecutive quarter of operational profitability and substantial sales growth over comparable periods. Management has implemented cost reductions and operating efficiencies over the past three quarters and is continuing to provide the reductions in cost that are necessary to provide for profitability. The Company expects to continue to show positive trends in the second quarter of 2001 and has amassed a substantial backlog of orders. In summary, the Company is well positioned for continued growth in the gaming machine market place. The aggressive goals set and accomplished by our team has created momentum in all areas of the Company."



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Innovative Gaming Corporation of America, through its wholly-owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures and distributes fast playing, high-entertainment gaming machines. The Company distributes its products both directly to the gaming market and through licensed distributors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements regarding estimated results are preliminary and based on partial information and management assumptions. The Company plans to announce its complete first quarter results on May 14, 2001. The information in this release including information regarding expected revenues, net income and net income per share is forward looking and preliminary. Actual results for the quarter may differ depending upon a number of factors including, but not limited to accounting adjustments. Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity and ability to obtain additional financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10K for the fiscal year ended December 31, 2000. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE: Innovative Gaming Corporation of America

For further information contact:
IGCA Investor Relations:
Innovative Gaming Corporation of America             Anthony D. Altavilla
Phone: 702-614-7199                                  Redwood Consultants, LLC.
or visit our web site: http://www.igca.com/          Phone: 415-380-0500



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